Certain confidential information has been omitted where indicated and filed separately with the
Securities and Exchange Commission.


     EMPLOYMENT AGREEMENT




THIS AGREEMENT, made and entered into as of this 1st day of June, 1996, between FIRST
MERCHANTS ACCEPTANCE CORPORATION, a Delaware corporation, referred to herein as
"FMAC" and MITCHELL C. KAHN, an individual, referred to herein as "Kahn". WHEREAS, Kahn and FMAC have heretofore entered into an Employment Agreement dated
May 23, 1991, as amended and renewed (the "Original Agreement") pursuant to which Kahn has served as President and Chief Executive Officer ("CEO") of FMAC; and
WHEREAS, the Original Agreement has expired by its terms as of May 31, 1996;
and
WHEREAS, FMAC desires to retain the services of Kahn as President and CEO and Kahn desires to continue on in such position; and WHEREAS, the parties desire to renew, amend and restate the Original Agreement on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the respective agreement of the parties contained herein, it is agreed as follows:
1. Employment. FMAC hereby employs Kahn, and Kahn hereby accepts employment upon the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement (the "Initial Term") shall begin on June 1, 1996 (the
"Commencement Date") and, subject to the provisions for termination and renewal as hereinafter provided, shall terminate on December 31, 1998. The Agreement shall have two one year renewal terms (the "Renewal Term(s)"). FMAC may extend the Agreement beyond the Initial
Term if at least thirty (30) days preceding the expiration of the Initial Term or the first Renewal
Term, FMAC notifies Kahn in writing that FMAC is renewing this Agreement. Kahn's salary, bonus and stock option for each of the Renewal Terms, if any, shall be as mutually agreed to by
Kahn and FMAC at the time of such extension; provided, however, the terms of such extension shall be no less favorable than those for the Initial Term with the exception of any stock option grants.
3. Duties. Under the direction of the Board of Directors of FMAC (the "Board"), Kahn is engaged as CEO and President of FMAC and shall be responsible for the operation of FMAC and any subsidiary or subsidiaries of FMAC. If Kahn is re-elected a director or other officer of
FMAC or re-elected or elected a director or officer of any subsidiary or subsidiaries of FMAC,
Kahn shall serve in such capacities without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred as a result of such additional position or positions.
Kahn shall perform such services and duties prescribed for such positions by FMAC's By-laws and as are otherwise incident to such positions and such other services and duties not inconsistent with such positions as may be specified from time to time by the Board.
Kahn's duties shall
include, but not be limited to, responsibility for the management of FMAC's operations, organization and strategic planning, marketing (including development of ancillary products and location of offices), credit policies, pricing and yields, and principal communications with the
Board, all to be effected under the direction of the Board. Kahn shall provide the Board with (i) business plans and reports in such scope and detail as determined by the Board from time to time and (ii) such other information pertaining to the operations of FMAC as the Board may reasonably request.
4. Compensation. For all services rendered by Kahn under this Agreement, FMAC shall pay Kahn:
(a) an annual base salary ("Base Compensation"), following the Commencement Date, payable in equal semi-monthly installments (prorated for partial periods), effective on June 1,
1996, in the following annual amounts:

7 months ending 12/31/96 $250,000
12 months ending 12/31/97     $275,000
12 months ending 12/31/98     $302,500

(b) In addition to the Base Compensation, Kahn shall receive from FMAC, on or before
April 1, 1997, 1998 and 1999, an incentive compensation bonus (the "Bonus") of up to 100% of his Base Compensation in effect on the preceding December 31. The Bonus, if any, shall be determined based on the achievement by FMAC and Kahn of certain specific strategic plans and goals (the "Strategic Goals") during the preceding calendar year (the "Measurement Period") as shall be determined by the Board following its consideration of recommendations by Kahn. For the Measurement Period ending December 31, 1996, the Strategic Goals are attached to this
Agreement as Exhibit A. For each subsequent Measurement Period the Strategic Goals shall be established as aforesaid no later than April 30th in each such Measurement Period. On or before
March 31st following each Measurement Period, the Compensation Committee of the Board shall review the Strategic Goals for the prior Measurement Period in light of FMAC's actual performance during such Measurement Period and submit its recommendation to the full Board as to the percentage of Base Compensation to be paid to Kahn as a cash bonus, if any, for such prior Measurement Period. Payment of any bonus so determined by the Board will be paid on or before April 1st.
(c) In addition to the Base Compensation and Bonus, FMAC shall grant Kahn an option to purchase 100,000 shares of the common stock of FMAC on each of June 3, 1996, December 31,
1996 and December 31, 1997, provided Kahn is employed by FMAC on such dates, at 100% of the fair market value of FMAC common stock at the close of trading of the common stock at each grant date pursuant to the terms and conditions, including the schedule of vesting and termination, set forth in the Stock Option Agreement attached as Exhibit B hereto.
5. Expenses; Auto Allowance; Country Club Membership. Upon Kahn's presentation of an itemized accounting and the submission of supporting vouchers, FMAC shall promptly reimburse Kahn for all reasonable and necessary expenses incurred by him in connection with the discharge of his duties, including the management of the business of FMAC and any subsidiaries. During the term of this Agreement, FMAC shall provide Kahn with an automobile allowance of $800 per month. In addition, upon being advised by Kahn that he has joined a country club and upon submission of supporting documentation, FMAC will reimburse Kahn for up to $55,000 of the initiation expenses of such membership.
6. Benefits: Vacation. Kahn shall be offered inclusion in all employee benefit plans provided to FMAC employees ("Benefits") with respect to which he qualifies. Notwithstanding the foregoing, Kahn shall be entitled to four (4) weeks vacation each year, with the right to carry over two (2) weeks of unused vacation to the following year.
7. Non-Renewal. In the event that on or before 30 days preceding expiration of the Initial
Term FMAC does not offer to renew this Agreement for at least one Renewal Term (except in the case where Kahn's employment with FMAC has been terminated for any reason on or prior to such renewal), on terms no less favorable than those for the Initial Term, excluding any stock option grants, this Agreement will terminate on the last day of the Initial Term and FMAC shall pay Kahn a termination payment equal to the amount of his Base Compensation in effect on the last day of the Initial Term payable in twelve (12) equal monthly installments. In the event of such failure to renew by FMAC, Kahn shall also be entitled to any Bonus earned to the date of termination which shall be due and payable in accordance with the terms of paragraph 4(b) hereof; which obligation shall survive the termination of this Agreement. In addition, FMAC shall continue to provide the Benefits to Kahn until the earlier of (i) the date which is twelve (12) months after the expiration of the Initial Term, or (ii) the date Kahn becomes re-employed.
8. Extent of Service. Kahn shall devote his best efforts, attention and energies to the business of FMAC and any subsidiary or subsidiaries, and shall not, without the prior approval of the Board pursuant to a duly adopted resolution, directly or indirectly engage in any other business activity which materially interferes with Kahn's performance of his duties hereunder.
This shall not be construed as preventing Kahn from investing his assets in such form or manner as will not require substantial time on the part of Kahn in the affairs of the entities in which such investments are made, will not detract from the operation of FMAC and are not reasonably expected to cause conflicts of interest to arise.
9.   Disclosure of Information.
(a) Kahn recognizes and acknowledges that FMAC's customers, arrangements with automobile dealers and other vendors, business methods, forms and proprietary data, as they may exist from time to time, are valuable, special and unique assets of FMAC's business. Kahn will not, during or after the term of his employment, disclose said information or any part thereof to any person, firm, corporation, association or other entity unaffiliated with FMAC for any reason or purpose whatsoever except to the extent that (i) such disclosure or use is directly related to and required for the performance of Kahn's duties pursuant hereto, (ii) such disclosure is required by law or legal process, (iii) such information becomes generally known to the public at large (other than through Kahn's breach of this Agreement) or (iv) such disclosure is directly necessary in connection with any legal action or proceeding initiated by or against Kahn. In the event that
Kahn is subject to legal process as described in (ii) or (iv) above, Kahn shall give FMAC notice thereof and cooperate with FMAC in assuring confidential treatment of the information.
(b) In the event of a breach or threatened breach by Kahn of the provisions of this paragraph,
FMAC shall be entitled to an injunction restraining Kahn from disclosing, in whole or in part, the proprietary information or from rendering any services to any unaffiliated person, firm, corporation, association or other entity to whom such proprietary information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting FMAC from pursuing any other remedies available to it for such breach or threatened breach, including, but not limited to, the termination of this Agreement for Cause and the recovery of damages.
10. Termination. Kahn's employment hereunder may be terminated under the following circumstances:
(a) Disability. If Kahn is unable to perform his duties hereunder by reason of illness or incapacity for a period of not more than 180 days in any twelve (12) consecutive months, he shall be entitled to his compensation (including Bonus and Benefits) during the period of such illness or incapacity. In the event that such illness or incapacity exceeds 180 days in any twelve (12) consecutive months in duration, FMAC may terminate Kahn's employment under this Agreement and all obligations of FMAC hereunder, other than as provided in paragraph 11(d), shall cease upon termination. Kahn shall be considered to be disabled (a "Disability") if in the reasonable judgment of the Board, Kahn becomes unable to satisfactorily perform his duties and responsibilities hereunder during the term hereof because of mental or physical disability for a period that exceeds 180 days in any twelve (12) consecutive months;
(b) Death. Kahn's employment shall terminate in the event of Kahn's death and all obligations of FMAC hereunder, other than as provided in paragraph 11(c), shall cease upon termination;
(c) Cause. FMAC shall have the right to terminate Kahn's employment for "Cause", as herein defined, and such termination shall not constitute a breach of this Agreement by FMAC.
As used herein, any one or more of the following acts by Kahn shall constitute
Cause: (i) willful
misconduct or gross negligence in connection with the discharge of his duties hereunder; (ii) conviction of a felony, or if Kahn is convicted of a crime involving moral turpitude; (iii) willful or intentional disregard in material respects of the lawful and reasonable directions of the Board;
and (iv) failure to render services in accordance with paragraph 8 hereof. Termination of Kahn's employment because of death or Disability shall not be considered termination for "Cause";
(d) Good Reason. Kahn may terminate his employment for "Good Reason." As used in this paragraph 10(d), the term "FMAC" shall also refer to any successor entity of FMAC. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the following events or conditions:
(i) Kahn is no longer serving as the chief or principal executive officer of FMAC charged with and having the ultimate responsibility for the direction and supervision of all of FMAC's business and operations (the position of "President" under FMAC's current Bylaws), or the assignment to Kahn of any duties or responsibilities which are inconsistent with the foregoing described position (which assignment is not rescinded after FMAC receives written notice from
Kahn providing a reasonable description of such inconsistency);
(ii) after a Change in Control (as hereinafter defined in paragraph 10(e)), FMAC's requiring
Kahn to be based at any place outside a 20-mile radius from the principal location from which
Kahn served as an employee of FMAC immediately prior to the Change in Control, except for reasonably required travel on FMAC's business which is not materially greater than such travel requirements prior to the Change in Control;
(iii) after a Change in Control, the inability of FMAC to provide Kahn with compensation and benefits substantially comparable, in the aggregate, to those provided for under the employee benefit plans, programs and practices in effect immediately prior to the Change in Control;
(iv) after a Change in Control, the insolvency or the filing of a petition for bankruptcy of
FMAC which petition is consented to or acquiesced in by FMAC or shall remain for 90 days undismissed; or
(v) any breach by FMAC of any material provision of this Agreement which breach is not cured within 30 days of FMAC's receipt of written notice thereof from Kahn.
(e) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of the following events:
(i) the acquisition or holding by any person, entity or "group" within the meaning of
Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act") (other than by FMAC or any of its subsidiaries or any employee benefit plan of FMAC or its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of
20% or more of either the then-outstanding common stock or the combined voting power of
FMAC's then-outstanding voting securities entitled to vote generally in the election of directors
("Voting Power"); except that no such person, entity or group shall be deemed to own beneficially (A) any securities held by FMAC or a subsidiary or any employee benefit plan (or any related trust) of FMAC or a subsidiary, (B) any securities acquired pursuant to a benefit plan of FMAC or a subsidiary, (C) any securities issuable pursuant to any option, warrant or right owned by such person, entity or group as of the close of business on the business day immediately preceding September 30, 1994 (the "IPO Date"), (D) any security that would otherwise be beneficially owned by such person, entity or group as of the close of business on the business day immediately preceding the IPO Date and (E) any securities issued in connection with a stock split, stock dividend or similar recapitalization or reorganization with respect to shares covered by the foregoing exceptions; provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition (x) by a corporation with respect to which, after such acquisition, more than 60% of both the then-outstanding common shares of such corporation and the Voting Power of such corporation are then-beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the common stock and voting securities of FMAC immediately before such acquisition in substantially the same proportions as their respective ownership, immediately before such acquisition, of the then-outstanding common stock or the Voting Power of FMAC, as the case may be; or (y) solely in connection with the exercise of limited stock appreciation rights pursuant to
Section 9(e) of
FMAC's 1994 Equity Incentive Plan, pursuant to a tender offer unless at least a majority of the outstanding securities subject to the tender offer are tendered by persons who are not Section 16
Persons as defined in such Plan and not withdrawn from such tender offer; or
(ii) approval by the stockholders of FMAC of (A) a merger, reorganization or consolidation with respect to which persons who were the respective beneficial owners of the common stock and
Voting Power of FMAC immediately before such merger, reorganization or consolidation do not, immediately thereafter, beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding common shares and the Voting Power of the corporation resulting from such merger, reorganization or consolidation, (B) a liquidation or dissolution of FMAC or (C) the sale or other disposition of all or substantially all of the assets of FMAC, provided, however, that for purposes of this paragraph the votes of all Section 16 Persons (for purposes of the 1934
Act) shall be disregarded in determining whether stockholder approval has been obtained.
Notwithstanding the foregoing, a Change of Control shall be deemed not to have occurred with respect to any Section 16 Person if such Section 16 Person is, by agreement (written or otherwise), a participant on such Section 16 Person's own behalf in a transaction which causes the Change of Control to occur.
     (f) Notice of Termination. Any purported termination of Kahn's employment hereunder by FMAC for any reason (other than due to Kahn's death but including by reason of
Kahn's Disability) or by Kahn for Good Reason shall be communicated by a written Notice of
Termination to the other party specifying the Termination Date defined hereafter. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon as a basis for termination. For purposes of this Agreement, no such purported termination of employment shall be effective without such
Notice of Termination.
(g) Termination Date. "Termination Date" shall mean, in the case of Kahn's death, his date of death, or in all other cases, the date specified in the Notice of Termination; provided, however, that if Kahn terminates his employment for Good Reason, the date specified in the Notice of
Termination shall not be less than 30 days nor more than 60 days from the date the Notice of
Termination is given to FMAC and if FMAC terminates Kahn's employment other than for
Cause, the date specified in the Notice of Termination shall be not less than 30 days from the date the Notice of Termination is given to Kahn.
11. Compensation Upon Termination. Upon termination of Kahn's employment during the term of this Agreement, Kahn shall be entitled to the following benefits:
(a) For Cause or Voluntary Termination. If Kahn's employment is terminated by FMAC for
Cause or by Kahn (other than for Good Reason or Kahn's death or Disability), FMAC shall pay to Kahn all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Compensation, (ii) reimbursement (in accordance with the terms of this Agreement) for any and all monies advanced or expenses incurred in connection with Kahn's employment for reasonable and necessary expenses incurred by Kahn on behalf of
FMAC for the period ending on the Termination Date, (iii) accrued but unpaid vacation pay, and
(iv) any previously awarded and vested, but unpaid, Bonus or other incentive compensation
(collectively, "Accrued Compensation"). Kahn's entitlement to any other Benefits shall be determined in accordance with FMAC's employee benefit plans and other applicable programs and practices then in effect and all stock options previously granted but not vested shall be forfeited.
(b) Involuntary or for Good Reason. If Kahn's employment is terminated (i) by FMAC for any reason other than for Cause prior to expiration of this Agreement pursuant to its terms, (ii) by death or Disability, or (iii) by Kahn for Good Reason, FMAC shall pay to Kahn all Accrued
Compensation plus any Bonus or portion thereof which would have been earned as a result of the
Strategic Goals relating thereto having been achieved as of the Termination Date ("Earned
Bonus") and, to the extent not covered by the foregoing, any Accrued Bonus (as hereinafter defined). The term "Accrued Bonus" shall mean the amount of the Bonus which would have been payable to Kahn pursuant to paragraph 4(b) hereof in respect of a Measurement Period in which the Termination Date occurs and calculated as if Kahn were employed by FMAC as of the end of such Measurement Period (but, to the extent the Bonus is contingent on the achievement of Strategic Goals, based on whether such Strategic Goals were actually achieved) multiplied by a fraction, the numerator of which shall be the number of days in such year which have elapsed prior to the Termination Date and the denominator of which shall be the number of days in such year. In addition, Kahn shall receive each month for a period of twelve (12) months after the
Termination Date (i) one-twelfth of the then current amount of Kahn's Base Compensation, and
(ii) the Benefits which Kahn was entitled to receive as of the Termination Date, with Kahn's entitlement to any of the Benefits to be determined in accordance with FMAC's employee benefit plans and other programs and practices then in effect. Finally, Kahn shall be deemed to be fully vested as to all of FMAC's contributions on his behalf to FMAC's 401(k) Plan, if then in effect and to the previously granted options described in paragraph 4(c) hereof.
(c) Death. If Kahn's employment by FMAC is terminated by reason of Kahn's death, Kahn's estate shall receive all of the monies and Benefits provided in paragraph 11(b), plus any death benefits provided under the Benefits specified in paragraph 6 hereof.
(d) Disability. If Kahn's employment by FMAC is terminated by FMAC by reason of Kahn's
Disability, Kahn shall be entitled to receive or continue to receive, as the case may be, all of the monies and Benefits provided in paragraph 11(b), plus any disability benefits provided under the
Benefits specified in paragraph 6 hereof.
(e) Continuation of Benefits. The continuation of any life insurance, medical, dental, hospitalization and similar Benefits pursuant to this paragraph 11 shall be in satisfaction of the
Company's obligations under Section 4980B of the Internal Revenue Code of 1986, or any similar state law requiring continuation of such insurance benefits, with respect to the period of time during which such insurance or benefits are continued hereunder. In the event that it is not possible to continue such health and life insurance benefits, FMAC shall reimburse Kahn, or his estate, for the cost of obtaining such coverage in accordance with COBRA and other similar legal requirements.
(f) Outplacement. In the event of termination other than for Cause, voluntary termination without Good Reason, death or Disability, FMAC shall provide outplacement assistance for a period of up to twelve months after the Date of Termination. Notwithstanding the foregoing,
Kahn shall not be required to mitigate the amount or any payment provided for in this Agreement by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Kahn in any subsequent employment.
12.  Restrictive Covenant
(a) For a period of two (2) years after the termination of this Agreement or any renewal thereof, Kahn shall not, within a 250 mile radius of any office of FMAC or its affiliates, which the parties hereby agree is the "market area" of the business of FMAC, directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar with or in competition to the business conducted by or to be conducted by FMAC or any subsidiaries at the time of the termination of this Agreement without the prior approval of the Board pursuant to a duly adopted resolution, provided, however, the foregoing shall not prohibit Kahn from owning not more than
5% of the outstanding common stock of any entity whose common stock is publicly traded on a national securities exchange or on the Nasdaq Stock Market. This paragraph shall be deemed null and void and not binding upon Kahn in the event that any one of the following conditions occur: (i) FMAC does not offer to renew this Agreement for at least one Renewal Term; (ii)
FMAC sells all or substantially all of it assets other than in the ordinary course of business; or
(iii) FMAC makes an assignment for the benefit of creditors, is adjudicated a bankrupt, has a receiver appointed for its property or voluntarily ceases to conduct business, which condition remains in effect for at least 60 days.
(b) If at any time Kahn ceases to be an employee of FMAC, Kahn agrees that he will not, for a two (2) year period, recruit, solicit, offer employment or hire any employee of FMAC or its affiliates in any business similar to the type of business conducted by FMAC or any of its affiliates without the prior approval of the Board pursuant to a duly adopted resolution. This paragraph shall be deemed null and void and not binding upon Kahn in the event that any one of the conditions specified in paragraph 12(a)(ii) or (iii) occur.
(c) The parties agree that damages for a breach of the foregoing covenants would be difficult to ascertain and perhaps speculative and accordingly agree that injunctive or other equitable remedies may be granted to enforce said covenants.
13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and personally delivered or if sent by certified mail to his residence in the case of Kahn, (with a copy to Law Offices of Burke, Warren & MacKay, 22nd Floor, One IBM
Plaza, Chicago, Illinois 60611, Attention: Christopher R. Manning, Esq.) or to its principal office in the case of FMAC, Attention: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
14. Waiver of Breach. The waiver by either party of a breach of any provision of this
Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or a waiver of any other provision of this Agreement by the waiving party.
15. Assignment. The rights and obligations of Kahn under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of FMAC; however, no assignment of rights, powers or benefits by Kahn shall be binding upon FMAC without the consent of the Board.
16. Subsidiary Entities. Any business entity with respect to which FMAC owns 50% or more of the voting stock shall be deemed to be a "subsidiary" for purposes of this Agreement.
17. Separability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this
Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
19. Costs of this Agreement. FMAC will bear the expenses, including reasonable counsel fees, incurred by Kahn in the preparation and negotiation of this Agreement in an amount not to exceed $ 3,000.
20. Authority. The execution and delivery of this Agreement has been duly authorized by the
Board. Further, FMAC represents and warrants to Kahn, upon which Kahn relies, that the
Agreement has been executed as so authorized on behalf of FMAC and is fully binding and effective on FMAC.
21. Legal Proceedings. If, at any time during the term of this Agreement (or thereafter), either FMAC of Kahn institutes any action or proceeding or asserts any counterclaim against the other relating to the provisions of this Agreement or any default hereunder, the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expense of attorneys fees, costs, expenses and disbursements incurred by the successful party with respect to such action before, during and after trial and on appeal.
Kahn waives his right to
a trial by jury in any action or proceeding relating to this Agreement.
22. Entire Agreement. This Agreement contains the entire Agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



(Corporate Seal)                   FIRST MERCHANTS ACCEPTANCE
ATTEST:                       CORPORATION


S/Richard R. Vogelman                    S/Richard Uhl
_____________________________      By:________________________________

     A Member of its Compensation Committee



S/Mitchell C. Kahn
___________________________________
MITCHELL C. KAHN
Individually





     EXHIBIT A

     STRATEGIC GOALS
     FOR
     MEASUREMENT PERIOD
     ENDING
     DECEMBER 31, 1996


A. FINANCIAL

  1. INCREASE NET REVENUES [CONFIDENTIAL PORTION OMITTED] OVER CY1995.
  2. INCREASE NET INCOME ($) [CONFIDENTIAL PORTION OMITTED] OVER CY 1995.
  3. EPS GROWTH OF [CONFIDENTIAL PORTION OMITTED] OVER CY 1995.
  4. ORIGINATIONS OF [CONFIDENTIAL PORTION OMITTED] MILLION.
  5. CHARGE OFFS LESS THAN [CONFIDENTIAL PORTION OMITTED].

B. OPERATIONS

  1. Use our national sales force to expand FMAC's presents into smaller metropolitan markets without establishing a local "bricks and mortar" presence.

  2. Open National Service Center in Dallas (scheduled for 6/15/96) serve needs of used car mega stores like Carmax and multi-state mega dealer groups. [CONFIDENTIAL PORTION OMITTED].

  3.  Consolidate the following offices:
          a. St. Petersburg (into Tampa).
          b. Newport News (into Virginia Beach).
          c. Roanoke (into Richmond).
          d. Dallas (into National Service Center).

   4. Develop "A-/B+" financing program to expand our level of dealer service and be positioned as a full service lender to franchise dealers. Estimate our "fresh start" financing program. [CONFIDENTIAL PORTION OMITTED].


                         [CONFIDENTIAL PORTION OMITTED]

C. TECHNOLOGY

                          [CONFIDENTIAL PORTION OMITTED]


D. SALES/MARKETING

     1. Continue building national sales force.

                          [CONFIDENTIAL PORTION OMITTED]


E. ACCOUNT SERVICES

     1. Install predictive dialers in Nashville and Denver Account Service Centers.

     2. Close Charlotte and Orlando Account Service Centers.

     3. [CONFIDENTIAL PORTION OMITTED]


1997 INITIATIVES

                           [CONFIDENTIAL PORTION OMITTED]





                                EXHIBIT B

                         STOCK OPTION AGREEMENT


THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of this 1st day of June, 1996 (the "Effective Date") by and between First Merchants Acceptance
Corporation, a Delaware corporation with its principal offices at 570 Lake Cook Road, Suite 126,
Deerfield, Illinois 60015 (the "Corporation" or "FMAC"), and Mitchell C. Kahn, residing at 153
Plum Tree Road, Deerfield, Illinois 60015 ("Employee").

Now, therefore, in consideration of the premises, it is hereby agreed by and between the parties as follows:

1. Grant of Option. Pursuant to the terms of that certain Employment Agreement between
FMAC and Employee dated as of June 1, 1996 (the "Employment Agreement") the Corporation hereby grants to Employee the right, privilege, and option (the "Option") to purchase shares of the Company's voting common stock, $0.01 par value per share (the "Common Stock"), pursuant to the terms hereof in the manner and subject to the conditions hereinafter provided (such shares of Common Stock hereinafter referred to as the "Option Shares"), as follows:

Date of Grant                 Number of Shares

June 3, 1996                       100,000
December 31, 1996                  100,000
December 31, 1997                  100,000

It is a condition to each stock option grant that Employee be employed on the applicable Date of
Grant. Each of the above grants of 100,000 Option Shares is referred to herein as an "Option
Grant". The purchase price for each Option Share shall be the "Fair Market Value" of the
Common Stock as of the close of trading of the Common Stock as of the date of grant.

For purposes of this Agreement, the term "Fair Market Value" shall mean the closing price of the
Common Stock as reported on NASDAQ, or such other exchange as the Common Stock may be traded on in lieu of NASDAQ, on the date of grant or, if the date of grant is not a trading day, the last day preceding such date of grant on which a closing price was quoted (the "Purchase Price").

2. Vesting. The 100,000 Option Shares contained in each Option Grant shall become vested and exercisable (the "Vested Shares") in accordance with the following schedule: as to 20,000
Option Shares on the December 31 next following the date of grant, as to 30,000 Option Shares on the second December 31 following the date of grant and as to the remaining 50,000 Option
Shares on the third December 31 following the date of grant. Each such December 31 is herein referred to as a "Vesting Date".

3. Time of Exercise. Subject to Section 2, Employee shall be entitled to exercise the Option with respect to the Vested Shares during the period commencing on the applicable Date of Grant and ending ten (10) years after such applicable Date of Grant.

4.   Method and Conditions of Exercise of the Options.

(a) The Options shall be exercised by delivery by the Employee to the Corporation at its principal office of written notice in the form annexed hereto as Schedule A (the "Notice") of the number of Vested Shares with respect to which an Option is then being exercised accompanied by payment in full of the aggregate Purchase Price of such Vested Shares. Payment for Vested
Shares so purchased shall be made by certified check payable to the order of the Corporation in the amount of such Purchase Price or in such other manner as to which the Employee and the
Corporation agree.

(b) If, prior to the exercise of an Option, the Option Shares subject to the Option being exercised have not been registered with the Securities and Exchange Commission pursuant to the
Securities Act of 1933 (a "Registration"), then the Employee agrees to include in the Notice
Employee's acknowledgment of the truth and accuracy of the following representations and acknowledgments: (i) the Option Shares then being acquired are being acquired for investment and not with a view to the resale or distribution thereof, and (ii) the Employee shall not sell, transfer, pledge, hypothecate or otherwise dispose of such Option Shares in the absence of an effective registration statement therefor, or an opinion of the Corporation's counsel that such registration is not required.

5.   Transfer and Investment Presentation.

(a) The Option is not transferrable and shall not be subject to execution, attachment or other process.

(b) Any certificate(s) for Option Shares issued upon the exercise of this Option and subject to
Section 4(b) hereof shall bear substantially the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH
ACT."

6. Adjustment in the Event of Reclassification or Consolidation. If, and to the extent that, the number of issued shares of Common Stock of the Corporation shall be increased or reduced by change in par value, split-up, reclassification, distribution of a dividend payable in stock or the like, the number of shares subject to the Options contemplated by this Agreement and/or the price per share of the Options shall be proportionately adjusted.

7. Termination of Options. In the event that Employee's employment with the Corporation is terminated for any reason other than Employee's death, Disability or Good Reason (as those terms are defined in the Employment Agreement, the Options herein granted shall terminate with respect to all Option Shares other than Vested Shares. In the event of a termination of
Employee's employment as a result of Employee's death, Disability or for Good Reason, all
Option Shares granted prior to such termination which have not as yet vested, shall immediately vest and shall become Vested Shares.

8. Notice. Any notice required or permitted pursuant to this Option shall be in writing and shall be personally delivered or sent by registered or certified mail to the addresses set forth above or to such addresses as may be given by notice to the other party hereto. Notices sent by registered or certified mail in the manner aforesaid shall be deemed given upon dispatch.

9. Employment Rights. Employee shall receive no right to continued employment with the
Corporation or to continue any other relationship with the Corporation nor shall the right of such
Corporation to terminate Employee's employment or such other relationship at any time be interfered with in any way by reason of the grant, execution, delivery or acceptance of this
Option.

10. Miscellaneous. This Agreement cannot be changed or terminated orally and shall be governed by and construed in accordance with the laws of the State of Illinois. The paragraph headings herein are intended for reference only and shall not affect the interpretation hereof.

11. Binding Effect. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


FIRST MERCHANTS ACCEPTANCE CORPORATION

S/Mitchell C. Kahn                  S/Richard Uhl
___________________________   By:_________________________________________
Mitchell C. Kahn
Its:_________________________________________




     SCHEDULE A

     FORM OF NOTICE OF
     EXERCISE OF OPTION


First Merchants Acceptance Corporation
570 Lake Cook Road, Suite 126
Deerfield, IL 60015

Gentlemen:

Delivered herewith is a certified check in the amount of $________________, payable to the order of First Merchants Acceptance Corporation (the "Company"), representing the Purchase
Price for                shares of Common Stock, par value $0.01, of the
Company, pursuant to a
certain Stock Option Agreement between the Company and the undersigned dated June 1, 1996.

I represent that the Option Shares are being acquired by me for investment and that I have no present intention to transfer, sell or otherwise dispose of such shares, except in compliance with applicable securities law.

I also agree that I will not sell, transfer, pledge, hypothecate or otherwise dispose of the Option
Shares in the absence of an effective Registration Statement therefor, or an opinion of the
Company's counsel that such registration is not required.

My address of record is
                         and my Social
Security number is                   .

Very truly yours,





Receipt, together with the
 payment referred to is
 hereby acknowledged.

FIRST MERCHANTS ACCEPTANCE CORPORATION


By:
Date: